Exhibit 99.2

WAIVER OF STAMPS.COM CHARTER RESTRICTIONS

July 22, 2010

Reference is made to the transfer and ownership restrictions set forth in Article IX of the Amended and Restated Certificate of Incorporation, as amended (the “Charter Restrictions”), of Stamps.com Inc. (the “Company”) and the authority of the Board of Directors of the Company to waive, prospectively or retroactively, application of any of the restrictions contained therein pursuant to Section (C) of the Charter Restrictions. Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Charter Restrictions.

Pursuant to Section (C) of Article IX of the Charter Restrictions, the Board of Directors, effective from and after the date hereof, has approved and directed the grant of, and the Company does hereby grant, a waiver to the application of the Charter Restrictions to all Persons (the "Waiver").  This Waiver shall remain effective until the earlier of a revocation by the Board of Directors or the Expiration Date of the Charter Restrictions.

This Waiver or its potential future revocation shall have no effect on any existing waivers to the Charter Restrictions previously approved by the Board of Directors, all of which shall remain in full force and effect according to their terms.

In the event the Board of Directors is considering revoking this Waiver, it shall use reasonable efforts to provide advance notice of any such revocation of this Waiver, and the Board of Directors anticipates that such notice shall be at least ninety (90) days prior to a revocation of this Waiver (an "Advance Notice").

Notwithstanding whether the Board of Directors has provided an Advanced Notice of a revocation, this Waiver may nevertheless be revoked by resolution of the Board of Directors at any time if the Board of Directors deems that such revocation is necessary to protect against a Section 382 "ownership change" that would limit the ability of the Company to utilize future net operating losses (an "Actual Revocation").  Notice of an Actual Revocation will be given by public announcement and the filing of a Form 8-K with the Securities and Exchange Commission.

Upon any Actual Revocation of this Waiver by the Board of Directors, such revocation shall become effective at the end of the first business day following the date of the first public announcement by the Company of such revocation (the “Revocation Date”).  Each Person owning more than the Prohibited Ownership Percentage on the Revocation Date shall automatically be deemed to have received a waiver (each a “Residual Waiver”) with respect to the application of the Charter Restrictions to the extent of the Stock owned by such Person on the Revocation Date; provided however, that (i) a Residual Waiver shall not cover any acquisitions of Stock by such Person after the Revocation Date and (ii) the amount of ownership permitted by a Residual Waiver will automatically be reduced thereafter to the extent that such Person disposes of any Stock after the Revocation Date.

In addition, following any Actual Revocation of this Waiver by the Board of Directors, the Board of Directors shall seek the input of the Company's shareholders by giving the shareholders a non-binding advisory vote on whether the Charter Restrictions should remain in effect at the Company's next annual meeting of shareholders following any such revocation.

Sincerely,

STAMPS.COM BOARD OF DIRECTORS

July 22, 2010